UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 ___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 21, 2014 (October 17, 2014)

CAPITALA FINANCE CORP.

(Exact name of registrant as specified in its charter)

Maryland	814-01022	90-0945675
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4201 Congress St., Suite 360

Charlotte, NC 28209

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (704) 376-5502

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 17, 2014, Capitala Finance Corp. (the “Company”) entered into a senior secured revolving credit agreement (the “Credit Facility”) with ING Capital LLC, as administrative agent, arranger and bookrunner, and the lenders party thereto. The Credit Facility initially provides for borrowings of up to $50,000,000 and may be increased up to $150,000,000 pursuant to its “accordion” feature. The Credit Facility matures on October 17, 2018.

Borrowings under the Credit Facility bear interest, at the Company’s election, at a rate per annum equal to (i) the one, two, three or six month LIBOR as applicable, plus 3.00% or (ii) 2.00% plus the highest of (A) a prime rate, (B) the Federal Funds rate plus 0.5% and (C) three month LIBOR plus 1.0%. The Company’s ability to elect LIBOR indices with various tenors (e.g., one, two, three or six month LIBOR) on which the interest rates for borrowings under the Credit Facility are based provides the Company with increased flexibility to manage interest rate risks as compared to a borrowing arrangement that does not provide for such optionality. Once a particular LIBOR rate has been selected, the interest rate on the applicable amount borrowed will reset after the applicable tenor period and be based on the then applicable selected LIBOR rate (e.g., borrowings for which the Company has elected the one month LIBOR rate will reset on the one month anniversary of the period based on the then selected LIBOR rate). For any given borrowing under the Credit Facility, the Company intends to elect what it believes to be an appropriate LIBOR rate taking into account the Company’s needs at the time as well as the Company’s view of future interest rate movements. The Company will also pay an unused commitment fee at a rate of 2.50% per annum on the amount (if positive) by which 40% of the aggregate commitments under the Credit Facility exceeds the outstanding amount of loans under the Credit Facility and 0.50% per annum on any remaining unused portion of the Credit Facility.

The Credit Facility is secured by a first priority security interest in all of the Company’s portfolio investments (other than those held by the Company’s existing Small Business Investment Company (“SBIC”) subsidiaries), equity interests in certain of the Company’s direct and indirect subsidiaries (other than the Company’s existing SBIC subsidiaries) and substantially all of the Company’s other assets. Any future subsidiaries formed by the Company (other than SBIC subsidiaries or certain special purpose financing subsidiaries) will be required to guarantee the Credit Facility and pledge all of their assets in support of such guarantee. The Credit Facility contains certain customary affirmative and negative covenants and events of default. In particular, the Credit Facility contains certain financial covenants that, among other things, requires the Company to maintain a minimum amount of equity supporting the Credit Facility and to maintain compliance with certain collateral concentration limits, quality and coverage tests.

The description above is only a summary of the material provisions of the Credit Facility and the related Guarantee, Pledge and Security Agreement and both are qualified in their entirety by reference to the copies of the Form of Senior Secured Revolving Credit Agreement and the Form of Guarantee, Pledge and Security Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this current report on Form 8-K and are incorporated herein by reference thereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

Exhibit No.
10.1	Form of Senior Secured Revolving Credit Agreement dated October 17, 2014, among Capitala Finance Corp., as Borrower, the lenders party thereto, and ING Capital LLC, as Administrative Agent, Arranger and Bookrunner.
10.2	Form of Guarantee, Pledge and Security Agreement dated October 17, 2014, among Capitala Finance Corp., as Borrower, the subsidiary guarantors party thereto, ING Capital LLC, as Revolving Administrative Agent for the Revolving Lenders and as Collateral Agent, and each Financing Agent and Designated Indebtedness Holder party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2014	CAPITALA FINANCE CORP.

	By:	/s/ Stephen A. Arnall
Stephen A. Arnall
Chief Financial Officer